UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 18, 2005
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On April 18, 2005, the Company released its earnings for the first quarter 2005 ended March 26, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. April 18, 2005 press release announcing its first quarter 2005 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: April 18, 2005

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. April 18, 2005 press release announcing its first quarter 2005 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	April 18, 2005
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS INCREASES IN FIRST QUARTER SALES, IDENTICAL STORE SALES AND NET INCOME

(Sunbury, PA) – Weis Markets (NYSE: WMK) today said its first quarter sales increased 5.6% to $549.7 million and its identical store sales increased 5.3% compared to the same period in 2004.

During the thirteen-week period ending March 26, 2005, the Company's basic and diluted earnings per share increased $.02 to $.62 per share and its net income increased 3.3% to $16.8 million.

The Company's sales increases were the result of sustained and cost-effective promotional activity in its core trade areas. It also continues to see increases in key center store and perishable categories. The Company's first quarter sales also benefited from the Easter holiday period, which fell in the second quarter last year.

In the first quarter of 2005, the Company's income from operations was up 12.5%. In 2004, the Company's first quarter net income was affected by a pre-tax net gain of $1.5 million from the sale of fixed assets, predominantly from the sale of a closed store facility.

"Our sales and earnings benefited from more than just our strong Easter sales period and a favorable calendar comparison. Our stores performed consistently throughout the period and there is an underlying strength to our first quarter performance," said Norman S. Rich, Weis Markets' President and CEO.

Founded in 1912, Weis Markets operates 157 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also operates 33 SuperPetz units in eleven states.

In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
First Quarter - 2005
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Mar. 26, 2005	Mar. 27, 2004	(Decrease)
Net Sales	$549,712,000	$520,669,000	5.6%
Income Before Taxes	26,879,000	26,037,000	3.2%
Provision for Income Taxes	10,115,000	9,802,000	3.2%
Net Income	$16,764,000	$16,235,000	3.3%

Weighted-Average
Shares Outstanding	27,038,000	27,140,000	(102,000)
Basic and Diluted
Earnings Per Share	$0.62	$0.60	$0.02